Exhibit 99.1

Filed by Dynegy Acquisition, Inc.

Pursuant to Rule 425 of the Securities Act of 1933, as amended, and deemed filed pursuant to Rule 14a-12 of the Securities Exchange Act of 1934, as amended

Subject Company: Dynegy Inc.

Commission File No: 001-15659

FINAL TRANSCRIPT

Conference Call Transcript

DYN - Q3 2006 Dynegy Inc. Earnings Conference Call

Event Date/Time: Nov. 08. 2006 / 9:00AM ET

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FINAL TRANSCRIPT

Nov. 08. 2006 / 9:00AM ET, DYN - Q3 2006 Dynegy Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Norelle Lundy

Dynegy Inc. - VP Investor and Public Relations

Steve Furbacher

Dynegy Inc. - President and COO

Holli Nichols

Dynegy Inc. - CFO and EVP

Rich Eimer

Dynegy Inc. - SVP of Operations

Kevin Blodgett

Dynegy Inc. - EVP of Admin., Sec. and Gen. Counsel

Bruce Williamson

Dynegy Inc. - Chairman and CEO

Lynn Lednicky

Dynegy Inc. - EVP of Corporate Strategy Planning and Development

CONFERENCE CALL PARTICIPANTS

Lasan Johong

RBC Capital Markets - Analyst

Craig Shere

Calyon Securities - Analyst

Brian Chin

Citigroup - Analyst

Matt Conlan

Weeden & Company - Analyst

Brian Taddeo

Bank of New York - Analyst

Clark Orsky

KDP Investment Advisors - Analyst

Daniele Seitz

Dahlman Rose & Co. - Analyst

Elizabeth Parrella

Merrill Lynch - Analyst

Ryan Watson

Stanfield Capital Partners - Analyst

PRESENTATION

Operator

Hello and welcome to Dynegy Incorporated third quarter 2006 results teleconference. [OPERATOR INSTRUCTIONS]. I would now like to turn the call over to Ms. Norelle Lundy, VP of Investor and public Relations. Ma’am, you may begin.

Norelle Lundy - Dynegy Inc. - VP Investor and Public Relations

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FINAL TRANSCRIPT

Nov. 08. 2006 / 9:00AM ET, DYN - Q3 2006 Dynegy Inc. Earnings Conference Call

Good morning, everyone and welcome to Dynegy’s investor conference call and Webcast covering the Company’s third quarter 2006 results. As is our customary practice before we begin this morning, I would like to remind you that our call will include statements reflecting assumptions, expectations, projections, intentions or beliefs about future events, particularly with respect to our growth strategy, the LS Power transaction and 2006 estimates. These and other statements not relating strictly to historical or current facts are intended as forward-looking statements.

Actual results though, may vary materially from those expressed or implied in any forward-looking statements. For a description of the factors that may cause such a variance, I would direct you to the forward-looking statements legend contained in today’s news release and in our SEC filings, which are available free of charge through our Website at dynegy.com. In connection with the LS Power transaction announced on September 15, Dynegy will file a proxy statement and prospectus with the SEC. Investors and security holders are urged to carefully read the important information contained in these materials regarding the proposed transaction when it becomes available.

Investors and security holders will be able to obtain a copy of the proxy statement and prospectus and other documents containing information about Dynegy and LS Power, free of charge at the SEC’s Website at sec.gov. With that, I will now turn it over to our Chairman and CEO, Bruce Williamson.

Bruce Williamson - Dynegy Inc. - Chairman and CEO

Good morning and thank you for joining us. Joining me this morning in Houston are several members of Dynegy’s management team, including Steve Furbacher, Holli Nichols, Kevin Blodgett, Lynn Lednicky, Chuck Cook, Carolyn Stone, Rich Eimer and Eric [Watts]. Let’s now turn to the agenda for our call, which is highlighted on slide three for those of you who are following along online via the Webcast. I will begin this morning by providing an overview of our third quarter activities. Steve will then discuss highlights of our operational performance during the third quarter. And Holli will cover financial results. I will then review our updated 2006 cash flow and earnings estimates and provide a few closing remarks.

Please turn to slide four. In terms of our third quarter performance, net income applicable to common stockholders, excluding the after-tax significant items totaling $98 million, improved year over year despite lower market prices and volumes. I think this can be attributed to our near term commercialization strategy, which when combined with our continued operational performance on in-market availability, helped us capture higher net realized prices year over year. We also made progress in terms of our liability management plan and other activities that position the Company very well for the future.

We exchanged $419 million in Sithe subordinated debt for $297 million of DHI’s senior unsecured notes, reducing the face value of total debt outstanding by about $120 million. This contributed to an overall reduction of debt and other obligations during the quarter of an additional $200 million, bringing our year to date debt and other obligations reduction to more than $2.3 billion. In August, we announced an agreement with the State of Illinois where we proposed to introduce a phase in reduction of Mercury emissions by 90% by 2015. With further reductions of sulphur dioxide, nitrogen oxides and particulate matter also expected as a result.

We believe that this agreement, when combined with our Midwest System consent decree, positions our Powder River Basin fueled Midwest coal fleet well into the future as one of the cleanest operating groups of coal-fired assets in the country. In September, we successfully participated in the Illinois auction process to supply a portion of Amerens full requirements load. As we highlighted in a September 18 announcement, we have agreed to provide up to 1,200 megawatts around the clock for the time period January 1, 2007, through May 31, 2008, at a price of $64.77 per megawatt hour. And we have agreed to provide up to 200 megawatts around the clock for the time period January 1, 2007 through May 31, 2009, at the price of $64.75 per megawatt hour.

We will be providing a more detailed update on our expected results and outlook related to the auction and the rest of our commercialization of our generation fleet in mid-December when we introduce our 2007 cash flow and earnings estimates for Dynegy as well as a pro forma look at LS. The bottom line though, is that we are ready and prepared to serve the Illinois market with a reliable source of power as we always have. Also in September, we agreed to settle the Enron trade credit litigation, resolving a major claim on the Company’s past era. Our most significant development during the third quarter was our announcement on September 15 of a proposed combination with LS Power, a privately-held power plant developer, manager and investor.

Please turn to slide five for some details on this transaction. The combination with LS Power, which is subject to shareholder and regulatory approvals, will significantly enhance the scale and scope of Dynegy. While delivering significant investor value at multiple phases of the investor horizon over the near term, medium turn and extending into long-term value for our shareholders. LS Power’s assets include more than 8,000 megawatts of operating assets, of which 75% are contracted in 2007 providing a very predictable cash flow profile. Overall, Dynegy will have a portfolio of more than 20,000 megawatts with much greater geographic dispatch and fuel diversity.

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Nov. 08. 2006 / 9:00AM ET, DYN - Q3 2006 Dynegy Inc. Earnings Conference Call

We have also agreed to acquire a 50% interest in the development joint venture with more than 7,600 megawatts of generation in various stages of development and approximately 2,300 megawatts of repowering opportunities at existing LS Power sites. Since our announcement, we have had a number of opportunities to discuss the proposed combination with our investors. Two of the questions we most often receive are; Why LS Power and why now? To answer the first question, the combination with LS Power is expected to be immediately and increasingly significantly accretive to cash flow for our shareholders. Leading to increased value while adding significant scale, scope and diversification of those cash flows for our investors. In addition, these two portfolios match up very well and have complimentary qualities, given Dynegy’s base load and peaker fleets and LS Power’s strong combined cycle intermediate fleet.

This is also a relatively new group of assets with modest maintenance capital and virtually no environmental CapEx, which leads to a very storage free cash flow stream to rapidly deleverage and shift value to our common stockholders. We also have depth in terms of operating Powder River Basin assets, which will provide near term and long-term to LS Power’s coal-fired projects. This contributes to a group of assets that we believe is well-positioned as any of our peers in terms of geography, dispatch and fuel diversity. To answer the timing question. We had just completed a liability management program that cleared the way for to us explore growth opportunities with shareholder value potential. LS Power saw this combination as an attractive opportunity to grow its business and its investor value and to participate in multiple rounds of consolidation in the power sector, which we both believe will occur.

While our announcement on September 15 represented a milestone event for the Company, today’s news is also about the results we achieved during the third quarter. So at this point, I would like to turn the call over to Steve, who will discuss our operational results in more detail.

Steve Furbacher - Dynegy Inc. - President and COO

Thank you, Bruce. Turning now to slide seven, I would like to cover our three key operational areas; performance, prices and volumes. I will begin with performance. Overall, our third quarter 2006 performance was impacted by year over year lower volumes and lower prices in the market. This was offset by stronger realized prices as a result of the successful execution of our near term commercial sales strategy, which emphasizes entering into short term forward sales to capture opportunistic pricing. As previously reported, the prior year period results were negatively impacted by mark-to-market losses.

Every one of our peaking facilities operated on a commercial basis for at least a short period during the third quarter of 2006, as they did during the third quarter of 2005. Both are signs that market recovery continues to gain momentum. In-market available for our major stations in our core business regions of the Midwest and Northeast for the nine months ended September 30, 2006, were 88% and 89.1% respectively. These compared to in-market availability of 90.4% in the Midwest and 91.5% in the Northeast through the first nine months of 2005. The 2006 percentages remain very strong overall and have improved slightly since our second quarter 2006 update.

Moving to prices. Period over period power and natural gas market prices were significantly lower. The market price in natural gas decreased 37% to an average of slightly more than $6 per MMBtu in the third quarter. While fuel oil prices remained flat compared to the third quarter 2005 at nearly $8 per MMBtu. As a result of this fuel price environment, average power prices were much lower, decreasing nearly 30% as compared to third quarter 2005.

Turning now to volumes. Excluding volumes from assets that were sold, period over period production was 20% lower. From a total of 10.6 million megawatt hours for the third quarter 2005 to 8.4 million megawatt hours for the third quarter 2006. In the Midwest region, where we have our largest concentration of generation assets, volumes decreased 9% from 6.3 million megawatt hours for the third quarter of 2005 to 5.7 million megawatt hours for the third quarter of 2006.

Primarily, this decrease in volumes was attributed to planned outages in our coal fleet and the reduced run time of our Midwest peaking facilities. In addition, significantly lower sales volumes in the Northeast were attributable to the reduced operation of the Roseton and Independence facilities. Both were negatively impacted by significantly reduced spark spreads, as compared to the prior year period.

In wrapping up my prepared remarks, capital expenditures have been a hot topic of late in the IPP sector. I would like to confirm our CapEx estimates for environmental expenditures at the levels we last confirmed on August 9. We are maintaining our estimate of approximately $675 million in environmental costs related to our consent decree settlement through the year 2012.

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Nov. 08. 2006 / 9:00AM ET, DYN - Q3 2006 Dynegy Inc. Earnings Conference Call

We recognize that costs relating to these environmental projects may be affected by a number of issues, such as labor and material costs. Nonetheless, we continue to maintain our focus on cost efficiency and completing this multi-year, multi-project work program consistent with consent decree requirements. With that, Holli will now cover our third quarter financial results.

Holli Nichols - Dynegy Inc. - CFO and EVP

Thanks, Steve. Turning in our to slide nine in our financial performance for the quarter, I would like to cover our income statement, cash flow statement and balance sheet. Before I begin, as is customary at this point in our call, I would highlight that EBITDA and free cash flow are non-GAAP measures. For Reg G purposes, we’ve reconciled EBITDA to the GAAP measure of net income and free cash flow to the GAAP measures of cash flow from operations and cash flows from investing activities. We’ve included these reconciliations in the slide presentation accompanying this Webcast, as well as an attachment to our earnings news release.

Now, turning to results. For the third quarter 2006, we reported a net loss applicable to common shareholders of $69 million or $0.14 per diluted share. This compares to net income of $23 million or $0.06 per diluted share for the third quarter of 2005. Financial results for the third quarter of ‘06 include a $61 million aftertax asset impairment relative to our Bluegrass peaking facility, which was recognized in connection with LG&E withdrawal from participation in the MISO market. A $23 million aftertax charged related to the Sithe subordinated debt exchange, as we continued our liability management activities. And a $14 million after tax legal charge associated with the Enron trade credit litigation.

Financial results for the third quarter of ‘05 included aftertax items totaling a positive $28 million, which included a $43 million aftertax gain from discontinued operations, which primarily reflects the results of our former gas midstream business. That this was offset by legal and settlement charges. Our free cash flow for the first time nine months of 2006 was a positive $33 million. This includes cash outflows from operations of $180 million, and $213 million of cash inflows associated with investing activities.

Operating cash inflows from the generation business were approximately $500 million during the first nine months of ‘06. But cash used in operations by the CRM segment include a $370 million payment in the first quarter, to exit up to $745 million at Sterlington tolling obligations. Additionally, $313 million of cash has been utilized to date in the corporate segment, primarily for interest and G&A. Cash inflows from investing activities included $183 million in net proceeds from asset sales and acquisitions. And a net return of approximately $135 million of cash previously posted as collateral, as we restructure our credit facilities earlier this year.

These inflows were offset by into $92 million if capital expenditures. Collateral posted at the end of September was $215 million, which is down over $165 million since year end 2005. This reduction is the result of lower commodity prices, the end of some previous short term commercial arrangements and reductions in the amount of collateral posted on behalf of West Coast Power.

We ended the quarter with total debt and lease obligations of $4.2 billion, which from the end of the second quarter primarily reflects the redemption and remaining $74 million of second priority notes due 2008. And a reduction of approximately $120 million in the face value debt due to the Sithe’s subordinated debt exchange. At the end of the third quarter, liquidity was $864 million, slightly up from the second quarter. Liquidity at the end of the period was comprised of $388 million in cash on hand and approximately $476 million in unused availability under our credit facilities.

Please turn to slide ten and the financial results for our Midwest segment. As illustrated in the table at the bottom of the slide, Midwest EBITDA this quarter included a $96 million pretax asset impairment related to our Bluegrass gas-fired peaking facility, due to recent changes in the market that placed additional economic constraints on the facility. Excluding this charge, EBITDA for the Midwest increased 25% from $104 million for the third quarter ‘05 to $130 million for the third quarter 2006. The increase in EBITDA, excluding the charge, was primarily a result of realizing higher prices and the effects of near term mark-to-market activity when compared to the prior year period.

During the third quarter of ‘05, Midwest results were negatively affected by the Ameren contract, which is set to expire at the end of this year. During certain peak periods in ‘05, Ameren took higher volumes than we expected, resulting in a need to purchase power at market prices in order to satisfy our obligations for forward sales previously made to other customers. Additionally, we had a $23 million period over period improvement in the Midwest, attributable to mark-to-market activities. These transaction are primarily related to options and other financial transactions that economically hedge our generation assets but were not designated as cash flow hedges for accounting purposes.

Part of our period over period improvement also relates to the manner in which our G&A costs are reported. As a reminder, in 2005, certain G&A expenditures were allocated to the business segment. Beginning in January of 2006, such expenses are requested in the other segment. For comparison purposes, the Midwest segment results for the third quarter of ‘05 included $9 million in allocated G&A.

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Nov. 08. 2006 / 9:00AM ET, DYN - Q3 2006 Dynegy Inc. Earnings Conference Call

Please turn to slide 11 for the financial results for our Northeast segment. Our third quarter financial results in the Northeast decreased $15 million from $56 million for the third quarter of 2005 to $41 million for the third quarter of 2006. As Steve mentioned, our sales volumes in the region were lower period over period. The compressed spark spread environment made it uneconomic for our Roseton facility to run for most of the quarter. Independence also had reduced run time due to the compressed spark spreads.

Current period results also include a $6 million write down on fuel oil inventory, following the decline in crude oil prices. Here again, G&A expenses are now being reported in the other segment. For the third quarter ‘05 the Northeast segment results included $7 million of allocated G&A.

Please turn to slide 12 for our South segment. Our third quarter financial results in the South were flat period over period at $17 million. 2006 results primarily reflect lower ancillary service revenue and lower mark-to-market income, offset by improved results from our peaking facilities due to higher volumes for the third quarter of ‘06.

To conclude my comments on our power generation performance. Overall, free cash flow from the Midwest, Northeast and South segments was $589 million for the first nine months of 2006. This consists of operating cash flow of $503 million and investing cash inflows of $86 million.

Let’s now turn to the customer risk management segment on slide 13. CRM’s loss before interest, taxes, depreciation and amortization for the third quarter of 2006 was $1 million. This compares to a loss of $25 million for the third quarter 2005. After excluding significant items shown here, which are primarily legal and settlement charges, current period results improved due to the previously announced segment of the Sterlington tolling arrangement in the first quarter of 2006. As well as expiration of the Gregory tolling arrangement in the third quarter of 2005.

Third quarter 2005 results also included a $21 million gain related to the settlement of a legacy emission transaction. In addition, mark-to-market income contributed to improved results in 2006. As natural gas and emission prices have decreased, we’ve recognized mark-to-market earnings associated with these legacy obligations. Cash flow from operations for the nine months ended September 30, 2006, was an outflow of $370 million, which was largely driven by the payment to exit the Sterlington toll in the first quarter.

Please turn to slide 14. Our other segment had a loss before interest, taxes, depreciation and amortization of $31 million for the third quarter of 2006. This compares to a loss of $26 million for the third quarter of 2005, which included a benefit of $4 million related to legal and settlement charges. Excluding this item, results were generally flat period over period. However as I mentioned earlier, corporate level G&A allocated to our business segments in 2005 is included in the other segment in 2006.

In 2005, approximately $19 million of G&A was allocated to the business segment. Prior to these allocations, the 2005 loss before interest, taxes, depreciation and amortization would have been $45 million, as compared to $31 million in 2006. This improvement period over period reflects the results of our efforts to reduce costs as well as higher interest income.

G&A on a consolidated basis for 2006 has increased from our previous estimates of $160 to $170 million to approximately $190 million. This is due to the additional legal and settlement charges recorded in CRM this quarter. Excluding legal and settlement charges recorded in the CRM segment for the year, our G&A estimate for the year remains substantially in line with our previous target of approximately $140 million.

That concludes my run through of our business segment performance. I will now turn it back over to Bruce.

Bruce Williamson - Dynegy Inc. - Chairman and CEO

Thanks, Holli. Please turn to slide 16. We will now take a look at our updated 2006 estimates and begin with cash flow. For the generation business and other segment, we are narrowing our estimated operating cash flow range as we get closer to the ends of the year. CRM includes a $45 million outflow related to the recent settlement of the Enron trade credit litigation. For investing cash flow, we’ve seen an improvement as we reduced our expected generation CapEx from $165 million to $135 million, while still meeting all maintenance needs. This reflects another year of careful focus on managing costs and evaluating projects while still maintaining the generation fleet.

These changes bring our free cash flow, which is GAAP operating cash flow plus GAAP investing cash flow, to a range of positive $5 million to $50 million. The line items in the bottom portion of the chart adjust for noncore items, with the most notable change this quarter relating to the legal settlements. As a result, our free cash flow for our core business is expected to be a negative $20 million to $65 million, compared to our previous estimate of a negative $40 million to $115 million.

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Nov. 08. 2006 / 9:00AM ET, DYN - Q3 2006 Dynegy Inc. Earnings Conference Call

Overall, I think though the key takeaway is that even with the legal settlement cash outflows, our estimates are still within our previously expected range and they have narrowed, simply as we get closer to the end of the year. As we indicated in our news release, updated 2006 estimates are reconciled to GAAP results for the year. The most significant change to our EBITDA estimates for this quarter relates to the Bluegrass asset impairment recorded in the Midwest segment. Midwest EBITDA was also slightly reduced due to lower than expected natural gas prices and the follow on effect on power prices.

CRM includes $20 million in legal charges related to the Enron trade credit litigation settlement. And in addition, results for the other segments have been narrowed as we approach the end of the year. But again, remain substantially in line with previous expectations. As a result, our net loss applicable to common shareholders on a GAAP basis is now $305 million to $325 million. Once again, adjusting for the significant items, which are primarily related to our liability management activities earlier this year and now including the asset impairment of the third quarter and increased legal charges; we see that our net loss for our core business is expected to be $5 million to $25 million. This compares to a previous estimate of a loss of between $0 and $45 million, which again is substantially in line with the previous estimates.

Before we move to the question and answer portion of the call, I would like to spend a few moments discussing our focus on completing the LS Power transaction in a timely and effective manner. As we continue to focus on our ongoing operations, our integration to-do list is centered around the following tasks. First, integrating Dynegy and LS Power portfolios with an emphasis on reducing costs and harvesting the consolidation synergies, while combining the portfolios. This includes obtaining the required shareholder and regulatory approvals and having LS Power on the same accounting, human resource, trading, commercial, operating and maintenance programs as the rest of our fleet, as well as the conversion of other key systems and business processes.

This effort is being led by Kevin with a full coordination of our corporation, operational and commercial groups. This effort is a key part of our believe that consolidation will bring significant value to shareholders by adding more assets under management without a proportionate increase in cost structure. And in addition, in the case of LS Power, we also save the cost to achieve as we will add some employees at closing but do not have a large scale corporate overhead that needs to be eliminated, as would be the case in a public to public combination.

The second step is to streamline the right-hand side of our combined balance sheet to simplify our debt structure, while reducing fees and maximizing capital available for our shareholders. Chuck and Holli are leading this initiative. The Dynegy treasury and legal teams have demonstrated their clear skill at cleaning up and restructuring balance sheets. And again, this goal is to have a streamlined capital structure in place at closing, not after closing. And to maximize these consolidation benefits, again, for our shareholders starting day one.

Finally, our third step is to optimize the left-hand side of the balance sheet to release some excess capital from assets that would otherwise not really benefit our shareholders. This effort is being led by Lynn and will identify the assets of the combined portfolio that complement our strong geographic presence in the Midwest, Northeast and Western power regions, as well as other markets that we believe present commercial opportunities exist.

Finally, while these three steps to consolidate LS are taking place, Steve and his operating team will remain focused on the safe reliable and cost efficient generation of electricity, as demonstrated by the third quarter financial results that we announced today. I believe that this is the right team to lead our integration efforts and manage the combined Company after the transaction is completed and deliver these synergies to shareholders. Our commitment is to continue our progress with a focus on delivering near term, medium term and long-term value to our common stockholders.

Please turn to slide 19. I would like to briefly mention a few of our upcoming activities and events before we move to the question and answer portion of our call. We plan to be in Boston later this month to meet with investors during a scheduled marketing trip for a day or two. And following the Boston meetings, we will be presenting at the Calyon Second Annual Utilities and Energy Merchants Conference in New York on November 30.

Finally, we plan to introduce our 2007 cash flow and earnings estimates on December 13. As we have previously stated, these estimates will reflect the contributions of LS Power and you can look for a news release with additional details on both of these events in the near future. With that, we will move to the question and answer portion of the call. Operator, we will take the first call now.

QUESTION AND ANSWER

Operator

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FINAL TRANSCRIPT

Nov. 08. 2006 / 9:00AM ET, DYN - Q3 2006 Dynegy Inc. Earnings Conference Call

[OPERATOR INSTRUCTIONS] Our first question comes from Lasan Johong of RBC Capital Markets. You may ask your questions.

Lasan Johong - RBC Capital Markets - Analyst

Thank you. Hi, Bruce, Holli. On the LS Power transaction, could you give us a couple of numbers around what kind of cost savings you’re looking at and how you might develop the synergies and management teams and things like that? The second unrelated — or actually somewhat related I should say. There’s a lot of noise being made by somebody in Texas who says they can do coal-fired generation at $1,200 per megawatt construction costs and it seems believable from what I can tell. In that kind of a situation, the construction projects that you guys are undertaking at a cost far higher doesn’t seem to be very competitive. How would you reconcile the two? Thank you.

Bruce Williamson - Dynegy Inc. - Chairman and CEO

Well first, with regard to cost savings, when you think about this transaction, it’s really about adding assets under management and avoiding a proportionate increase in cost. You can think about this transaction as some people in the press have written it about Dynegy going from 12,000 megawatts to 20,000 megawatts. Another way to think of it is that really what’s the earning power assets today are about 6,000 to 7,000 megawatts, if I set the peakers aside obviously. And we add about 8,000 megawatts to that.

So we jump from 6 or 7 to 14 or 15,000 megawatts of assets that really earn money and contribute. With that sort of a jump up in earning power, I would guess that we are forecasting that the type of increase that we would see in G&A is probably something on the order of an increase of perhaps maybe 20% or less. So that’s really how to think about it, rather than it’s a combination of taking two sets of G&A and then having to reduce down. And we will be including the details on that when we come out with our 2007 estimates.

But I think analysts and investors should be thinking about it, that it’s a doubling or more than doubling of the earning power of the assets with a percentage increase in the general and administrative costs to run those assets and manage those assets. With regard to the costs to develop, we are basing — in the development JV with LS I think it’s important for people to remember first, that LS has a long track record of developing power plants very successfully and commercially and making a significant amount of money doing so. They also have about a six year head start on development of the assets that they have under their development team.

And it takes a good long while to build a portfolio up and to develop a set of assets and obtain the licenses and permits and sites and all of the attendant structure to be able to then break ground and begin construction. So our view is that, LS has a five to six year head start on some other people that are talking about developing. And in addition, they have a very strong track record.

With regard to the cost to develop, I think the general number that you would want to base your economics on would be what people have been building coal-fired power plants at. And historically that is in today’s dollars around the $1,400 to $1,500 a megawatt hour range. Perhaps even a little bit more than that depending on the marketplace. So, I wouldn’t want to, at this point, be going in and sort of basing my economics on an assumption that somebody can build a coal-fired powered plant at a price that, to date, no one has ever done it at.

I think if you set your expectations a little more conservatively and then are able to beat that, that is a better way to approach development because then you’ve got more potential upside there. But first and foremost, I would emphasize the track record and the history of LS Power and shareholders should take that into account when they evaluate the development values.

Lasan Johong - RBC Capital Markets - Analyst

Okay and then one last question. On guidance, it seems like the numbers are coming down but that’s due to write-offs and the Sithe settlement payment. Is that how you summarize it? Otherwise it’s kind of flat from what I can tell?

Bruce Williamson - Dynegy Inc. - Chairman and CEO

I think so. Holli, would you like to comment on that?

Holli Nichols - Dynegy Inc. - CFO and EVP

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FINAL TRANSCRIPT

Nov. 08. 2006 / 9:00AM ET, DYN - Q3 2006 Dynegy Inc. Earnings Conference Call

I think it’s exactly right, Lasan. It was the two charges around the impairment and the legal. Outside of that, it’s really just narrowing the range down as we get closer to year end.

Lasan Johong - RBC Capital Markets - Analyst

Excellent. Thank you.

Operator

Our next question comes from Mr. Craig Shere of Calyon Securities . You may ask your question.

Bruce Williamson - Dynegy Inc. - Chairman and CEO

Hi, Craig

Craig Shere - Calyon Securities - Analyst

How are you doing Bruce?

Bruce Williamson - Dynegy Inc. - Chairman and CEO

I gave you a plug there.

Craig Shere - Calyon Securities - Analyst

I appreciate it. At least you got the name right. I got a big picture question, it kind of feeds off Lasan’s question. I will be a little more direct. TXU seems to be willing to look at a massive build up program that includes nationwide development and building coal-fired plants that can not only push gas off the margin but also push older coal off the margin. And clearly, if they do that or others do that that’s going to depress dark spreads. And in certain regions it may be more serious. My question is can you comment about your view of heat rate improvements through the end of the decade and the potential for really stiff coal on coal competition going into the next decade?

Bruce Williamson - Dynegy Inc. - Chairman and CEO

Well, I think in terms of heat rate improvement between now and the end of the decade, we continue to see markets get tighter and tighter, as the economy has done well and power demand has increased over the last several years. So we continue to see things, I think all the signals are on track for power market recovery, particularly in the Northeast, in the Midwest and really out West where the LS assets are. So, I think we’re, in our opinion, very well-positioned in those three regions.

With regard to people coming in and building such a massive build out that you are going to push everything that’s currently in the market out of the market, I guess my reaction to that would be; I don’t know that I really see that coming on the horizon because of the long lead times it’s going to take, the amount of siting and permitting it takes to then get plans underway. And as well as environmental issues that I think are growing and becoming more and more an important force to be considered. I think the reality is what the country probably needs is, is it needs some more solid fuel traditional coal plants. It needs some gas-fired plants, ultimately. It needs new nuclear plants, ultimately. We won’t be a part of that.

And we need more diversity of energy sources, rather than the pattern that we had in the past where everybody was building gas. And now if you are saying everybody is going to build new coal-fired plants, what the country probably needs is just a little more diversity of types of energy. And I think investors should also have to factor in a little bit the amount of lead time that it’s going to take. Again, like I said to Lasan’s question, the amount of lead time that it really is going to take for people to get sites, to get permits, to get local community acceptance to build a power plants, it’s long lead time items. And in the meantime, I think our assets are very well-positioned. And we’ve done a very good job with our fleet

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Nov. 08. 2006 / 9:00AM ET, DYN - Q3 2006 Dynegy Inc. Earnings Conference Call

wide consent decree in the Midwest that Rich Eimer and his team in particular led, which makes the Illinois Basin fleet, for example, one of the cleanest burning, best positioned coal fleets in the country.

Craig Shere - Calyon Securities - Analyst

Bruce, you made the rounds in many of the hot regions that I kind of agree with you on. I wondered if you could just quickly comment on your thoughts about Texas? If I’m not mistaken, LS Power is furthest along in potential new coal-fired generation at least with one new build there.

Bruce Williamson - Dynegy Inc. - Chairman and CEO

LS has one site here that has its permits and licenses. There is an appeal pending on it. And LS chose to do much more of a targeted approach, working ahead starting several years ago to obtain that site and permits and community support. And I think they are very well-positioned here in the state of Texas with that particular power plant development. But as we’ve often said, the power plant development portfolio of LS is one of about harvesting value and it’s not about saying we are going to build 10 or 12 of those plants in a given region and replicate them.

So, we think that that plant is well-positioned. It represents significant value in the development portfolio. It could combine very nicely with our gas-fired combined cycle plant that we have in Texas. But we don’t have a large exposure in Texas like a couple of our competitors do who are looking to build all sorts of things down here. So, we are watching the Texas market and we like the LS Power position and we look to see that move forward.

Craig Shere - Calyon Securities - Analyst

Great, Thank you.

Operator

Your next question comes from Brian Chin of Citigroup. You may ask your question.

Brian Chin - Citigroup - Analyst

Hi Bruce

Bruce Williamson - Dynegy Inc. - Chairman and CEO

Hi Brian

Brian Chin - Citigroup - Analyst

Could you break out what the mark-to-market components were for the Midwest and the South in the third quarter?

Holli Nichols - Dynegy Inc. - CFO and EVP

Sure, I can actually take that one. You heard in the script we talked that there were mark-to-market impacts in different parts of the portfolio. What I would highlight is that for 2006, looking specifically at the quarter, the net impact was about $1 million. What we found was it was around $10 million of positive earnings for the Midwest and then that was offset by mark-to-market losses associated with the Northeast and ERCOT.

Brian Chin - Citigroup - Analyst

Okay, great. And then also I noticed that you commented on right sizing the left side of the balance sheet. You made some comments about rationalizing the asset portfolios. You also said that you were focusing on releasing excess capital for shareholders. Should I interpret that to

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Nov. 08. 2006 / 9:00AM ET, DYN - Q3 2006 Dynegy Inc. Earnings Conference Call

mean that at this point in time, if you were to slim down the portfolio to a little bit more of a strategic focus that you would focus on putting the proceeds back to shareholders, as opposed to trying to look at other types of strategic acquisitions? Am I thinking about that the right way?

Bruce Williamson - Dynegy Inc. - Chairman and CEO

Let me answer it like this. We would - I think the three steps that I outline of the integration, the right-hand side of the balance sheet, rationalization and left-hand side rationalization, that’s what I have seen in my history of successful oil and gas companies do when you consolidate companies. And then if you do that very effectively, you demonstrate the benefits of consolidation and you harvest those for your shareholders very quickly. If you get an aggressive action underway on each of those fronts.

And that’s really what we believe and LS believes the sector needs, is to have more and more aggressive consolidation like that take place. And so we want to get out in front and demonstrate all three of those successfully, as quickly as we can and sort of be reloaded, if you will, and be delivering on our value proposition of consolidation in 2007.

With regard to then what we do if we cull the portfolio down and sell a few assets that aren’t a terrific fit with the rest of the portfolio. We would then take those proceeds and we would then evaluate them. Is that money better put to work in a development project, which delivers above the cost of capital and above cost of equity returns to the shareholders? Or in time, should it be returned to shareholders? I think we can go either way with it. And I think people, as we’ve talked about, should focus on the fact that as we moved all the way back to our unsecured bonds and stripped away the second priority notes and all the restrictions around those, at this point, what we really have left with restrictions on being able to return money to shareholders is our first lien positions with our bank group and our revolver and our term loan, which are repayable at par.

So I think we’ve got tremendous amount of flexibility to look at that as an alternative down the road but we would want to make the judgment relative to alternative uses of the money.

Brian Chin - Citigroup - Analyst

Great. Thank you.

Operator

Next question comes from Mr. Matt Conlan of Weeden & Company. You may ask your question.

Matt Conlan - Weeden & Company - Analyst

Hi, guys. You mentioned in the third quarter there were planned outages in the Midwest coal plants. Were these maintenance outages or were they deliberate scaling back of the generation hours due to the less attractive coal-fired margins, in effect conserving your coal inventories?

Bruce Williamson - Dynegy Inc. - Chairman and CEO

No, they were not that, they were just planned maintenance out continues. We have a regular cycle of maintenance. And I could ask Rich, do you want to comment on the kind of average cycle of a unit maintenance?

Rich Eimer - Dynegy Inc. - SVP of Operations

Well, we — the average cycle of our maintenance outages usually runs around three years for boilers and six years for turbines. This particular outage this year was related to a particular long Baldwin outage that we started early in September rather than waiting, so we could get it done before the peak in the winter.

Bruce Williamson - Dynegy Inc. - Chairman and CEO

So, it’s not about conserving coal, though, at all.

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Nov. 08. 2006 / 9:00AM ET, DYN - Q3 2006 Dynegy Inc. Earnings Conference Call

Matt Conlan - Weeden & Company - Analyst

Okay. So it was a long outage that you had to start in the third quarter rather than more in the shoulder months.

Bruce Williamson - Dynegy Inc. - Chairman and CEO

Yes, correct.

Matt Conlan - Weeden & Company - Analyst

Okay, great. Thank you.

Operator

The next question comes from Mr. Brian Taddeo of Bank of New York. You may ask your question.

Brian Taddeo - Bank of New York - Analyst

Good morning. A quick thing, your comments on streamlining the right-hand side of the balance sheet with the new LS Power transaction. Do you — are you anticipating all of the debt structuring to be done on the LS Power side or do you envision kind of in the near term doing anything in the DHI or anything else on that side?

Bruce Williamson - Dynegy Inc. - Chairman and CEO

I think all things around the table. We are looking at both sides, what have we can do around LS and their existing debt, as well as things that could be done with the Dynegy portfolio. So we are looking at all alternatives.

Brian Taddeo - Bank of New York - Analyst

So you’re visiting more of — your comments before kind of just on the bank debt side or are there anything you are considering on the bond side?

Bruce Williamson - Dynegy Inc. - Chairman and CEO

In terms of?

Brian Taddeo - Bank of New York - Analyst

In terms of streamlining or is there any desire on your part to take any of the bonds our within DHI, is it more your comment on just getting rid of some of the covenants within the bank facilities?

Bruce Williamson - Dynegy Inc. - Chairman and CEO

I think we would be mainly focused on working with our banks our and first lien position. We would be looking at some of the other things probably outside of DHI bonds but the DHI structure itself within that box is pretty tight and pretty concise right now, with just unsecured bonds that we had just gone out with. And, Chuck, those go out — those are due 2016, noncallable, not a lot of activity to be done on the DHI bonds. And one thing we would do is make sure that we protect that bond and the rating behind it and the support that we got by being able to to go out to that DHI unsecured market. We very much value that support from the high yield bond market and we would be working closely to ensure that those bonds are well protected.

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Nov. 08. 2006 / 9:00AM ET, DYN - Q3 2006 Dynegy Inc. Earnings Conference Call

Brian Taddeo - Bank of New York - Analyst

Okay. Thank you very much.

Operator

Your next question comes from Mr. Clark Orsky of KDP Investment Advisors. You may ask your question.

Clark Orsky - KDP Investment Advisors - Analyst

I didn’t hear what Holli said about the mark-to-market, what the impact was for the quarter?

Holli Nichols - Dynegy Inc. - CFO and EVP

Sure. Across the organization it was a loss of about $1 million. And that was an offset of 10-ish in the Midwest of earnings and then losses in the South and the Northeast.

Clark Orsky - KDP Investment Advisors - Analyst

That’s aftertax?

Holli Nichols - Dynegy Inc. - CFO and EVP

No, that’s a pretax number.

Clark Orsky - KDP Investment Advisors - Analyst

Pretax. Was it in the comparable prior quarter?

Holli Nichols - Dynegy Inc. - CFO and EVP

On a total basis, it was less than $10 million, $5 to $7 of losses in 2005.

Operator

Thank you. Our next question comes from Daniele Seitz of Dahlman Rose. You may ask your question.

Daniele Seitz - Dahlman Rose & Co. - Analyst

Thank you. I was wondering if you quantify the impact of the outages on earnings in the third quarter or is it not really that large?

Bruce Williamson - Dynegy Inc. - Chairman and CEO

I’m sorry, could you repeat that, Daniele?

Daniele Seitz - Dahlman Rose & Co. - Analyst

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Nov. 08. 2006 / 9:00AM ET, DYN - Q3 2006 Dynegy Inc. Earnings Conference Call

Yes, can you quantify the impact on earnings of your plant outages during the third quarter?

Bruce Williamson - Dynegy Inc. - Chairman and CEO

Well, like Rich said it was really a choice about doing planned outage. And rather than waiting and doing it more in like the October, November time period, or November and a little bit into December time period; we pulled that up into the October, November time period with some in September in terms of bringing the plant down. So, Rich that, outage started?

Rich Eimer - Dynegy Inc. - SVP of Operations

Early in the second week in September, and plan to return pretty soon, this week or next.

Bruce Williamson - Dynegy Inc. - Chairman and CEO

So that’s a couple of weeks of September of one unit. Daniele, I can’t give you a break down in terms of earnings on that for the third quarter. It really would just be a shift between the time that the plant otherwise would have been down in the third quarter.

Daniele Seitz - Dahlman Rose & Co. - Analyst

Right. And for the nine months, there was nothing significant in terms of outages that you can really pinpoint?

Bruce Williamson - Dynegy Inc. - Chairman and CEO

No.

Daniele Seitz - Dahlman Rose & Co. - Analyst

Okay.

Bruce Williamson - Dynegy Inc. - Chairman and CEO

No, like Steve said, the overall availability has been very good.

Daniele Seitz - Dahlman Rose & Co. - Analyst

And the, in terms of the capacity charges, are these trends likely to help your earnings? Or again, this is not really in areas where you operate and therefore it may not make really that much of a difference?

Bruce Williamson - Dynegy Inc. - Chairman and CEO

In terms of, are you saying overall trends in capacity prices?

Daniele Seitz - Dahlman Rose & Co. - Analyst

Yes.

Bruce Williamson - Dynegy Inc. - Chairman and CEO

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Nov. 08. 2006 / 9:00AM ET, DYN - Q3 2006 Dynegy Inc. Earnings Conference Call

Eric, capacity prices in the Midwest,.

Daniele Seitz - Dahlman Rose & Co. - Analyst

I think that what I was more thinking is in the Northeast, do you anticipate any advantage on that?

Bruce Williamson - Dynegy Inc. - Chairman and CEO

I’m sorry, you broke up there at the end.

Daniele Seitz - Dahlman Rose & Co. - Analyst

I’m sorry. Do you anticipate any additional revenues from the capacity charges?

Bruce Williamson - Dynegy Inc. - Chairman and CEO

No.

Daniele Seitz - Dahlman Rose & Co. - Analyst

In the Northeast.

Bruce Williamson - Dynegy Inc. - Chairman and CEO

No.

Daniele Seitz - Dahlman Rose & Co. - Analyst

Okay. I just was curious. Thank you.

Operator

Our next question comes from Ms. Elizabeth Parrella of Merrill Lynch. You may ask your question.

Elizabeth Parrella - Merrill Lynch - Analyst

Thank you and I apologize if you answered these already, just indicate. The Bluegrass impairment, what was the reason for that? And you alluded to some changes in the market, could you elaborate a bit? And how meaningful a contributor to EBITDA has that plant been?

Bruce Williamson - Dynegy Inc. - Chairman and CEO

I will cover the EBITDA. It’s effectively $0. The plant has run since I’ve been at Dynegy but I don’t need more than one hand to count the number of days that it’s run. In terms of the change, it’s it was driven by LG&E who the plant is in their service territory and they are moving from MISO to SERC. Right? And that’s what then just triggers an accounting review, not like it really economically is a significant impairment to earning power of what’s historically been there.

Elizabeth Parrella - Merrill Lynch - Analyst

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Nov. 08. 2006 / 9:00AM ET, DYN - Q3 2006 Dynegy Inc. Earnings Conference Call

Okay and I know you indicated you still expect to close the LS transaction in the first quarter of 2007. Could you go through a little more specifically where you are on the various regulatory approvals, including I think you need some clarity from the SEC around the lack of historicals for LS?

Holli Nichols - Dynegy Inc. - CFO and EVP

Elizabeth, I can start with the SEC portion of that. We’ve actually had very productive conversations and are clear on how to proceed and it’s essentially consistent with what we had expected and what we’ve been preparing for. So, I would say we’ve passed that hurdle.

Bruce Williamson - Dynegy Inc. - Chairman and CEO

And with regard to filing, Lynn or Kevin?

Kevin Blodgett - Dynegy Inc. - EVP of Admin., Sec. and Gen. Counsel

Sure. FERC and Hart-Scott would be the two primary filings or approval processes there. We have the FERC 203 filing date around October 26. And we are continuing to sort of work through that process, with the goal of understanding the resolution late December, early January. We made the Hart-Scott filing about the same time. And again short of a second request, we would be — have clearance of that waiting period right after Thanksgiving.

Elizabeth Parrella - Merrill Lynch - Analyst

Thank you.

Operator

Our next question comes from Mr. Ryan Watson of Stanfield Capital. You may ask your question.

Ryan Watson - Stanfield Capital Partners - Analyst

Hi, I might have missed this commentary. But could you just give a little bit more color on the Midwest operation? Exactly what you mean by “due to higher realized prices?” Were the results here just kind of driven by your trading acumen or can you just go a little bit more into that?

Holli Nichols - Dynegy Inc. - CFO and EVP

I think really the way to think about it is, it is the way we commercialized the assets. And being strategic and selling forward for short periods of time and just being able to capture prices that were higher than what the market would have given you on say a day ahead basis.

Bruce Williamson - Dynegy Inc. - Chairman and CEO

And then I think I would couple that with, I would say better commercialization this year relative to the Ameren higher takes last year, which caused, call it a bit of doubling back and having to go buy some power and cover other commercial transactions last year. So, there’s a little bit of, call it, a reverse effect of ‘05. But we’ve maintained the commercial strategy of having the team transact forward within the near term. So I’m not saying selling out 2008, 2009, but it’s hitting during the current year and then looking forward into the next year. And when you have a declining market you’re able to I think, particularly with some volatility around that, I think the team was able to commercialize very effectively. Again, this is probably, I think, the third quarter in a row of that.

Ryan Watson - Stanfield Capital Partners - Analyst

Okay Did you touch on the status of your Rockingham sale? I know — is there still that asset term loan sale outstanding or was that completed?

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Nov. 08. 2006 / 9:00AM ET, DYN - Q3 2006 Dynegy Inc. Earnings Conference Call

Bruce Williamson - Dynegy Inc. - Chairman and CEO

No, we did not touch on that.

Lynn Lednicky - Dynegy Inc. – EVP, Corporate Strategy Planning and Development

The thing that we’ve been waiting on for the Rockingham sale was the FERC approval, which we got the end of last week. So we are making good progress on that. And that deal and the repayment of term loans should be closed out shortly.

Ryan Watson - Stanfield Capital Partners - Analyst

Okay, and then finally on slide 17, maybe this is just a math question. But if I look at your total generation EBITDA estimate, if I look at the low end of $570 and I assume pricing and operations are the worse they can be, so minus $30. And then I subtract from that $95 as well, the asset impairment, I get $445 for your new EBITDA estimate. Am I doing the math wrong there?

Bruce Williamson - Dynegy Inc. - Chairman and CEO

We sort of factor in a likelihood of occurrence and come up with an overall range, rather than assuming that everything — the earnings is on the worse side of things and then the adjustments are similar.

Ryan Watson - Stanfield Capital Partners - Analyst

Okay.

Bruce Williamson - Dynegy Inc. - Chairman and CEO

That’s sort of, call it a probability weighted.

Ryan Watson - Stanfield Capital Partners - Analyst

Got it. Thank you.

Operator

Mr. Brian Chin of Citigroup, you may ask your question.

Brian Chin - Citigroup - Analyst

Thanks for getting me back into queue again. One more question, I notice on the Illinois Power auction results you got a little bit fewer megawatt hours than had you previously anticipated. Could you just give an update on how should we be thinking about the incremental megawatt hours that you didn’t get successfully bid at the auction? What should we think about any terms of any sort of premiums to the wholesale power price that you might see in Illinois and the Midwest?

Bruce Williamson - Dynegy Inc. - Chairman and CEO

Brian, the short answer is we will come out with 2007 guidance in mid-December, December 13. And that’s when we will discuss by region, what’s under contract and in the case of Midwest, amounts that were sold under the auction and then amounts that were not sold under the auction

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Nov. 08. 2006 / 9:00AM ET, DYN - Q3 2006 Dynegy Inc. Earnings Conference Call

and how they are being commercialized. So, we are going to have to have you hold your breath until December on that in terms of putting the overall numbers out. We will provide a breakdown on that.

I think an important thing for people to remember, is when we put some information out as we mentioned, in mid-September around the auction and it was to help people in terms of calculating the change for those up 1,200 megawatt hours that were sold under the auction. What we would anticipate we can do around those megawatts as well as the other megawatts. First off, as I said, we will cover that in December. But second, people who remember that now Ameren will be buying power from multiple people. Where in the current period and in the past in particular, you can look at our ‘05 results, where they were buying it from us. So if weather gets hot and their demand spikes up, they in effect had one party to swing on, which was us. Now they would be swinging on multiple parties. So that gives us, I think, a little more operational and commercial flexibility around the generation output in the Midwest in term of how we can commercialize.

Brian Chin - Citigroup - Analyst

Great, we will look forward to that. Thanks, Bruce.

Bruce Williamson - Dynegy Inc. - Chairman and CEO

I think, operator, we will take one more question.

Operator

Thank you. Mr. Craig Shere of Calyon Securities, you may ask your question.

Bruce Williamson - Dynegy Inc. - Chairman and CEO

Hi Craig.

Craig Shere - Calyon Securities - Analyst

Hi, Bruce, thanks for getting me back in. I know that you are going to give a lot more color in December but you did put out an 8-K talking about the uplift from the Illinois auction. And I think if I remember that was about $90 million versus the Ameren contract, and that’s net of expenses. What I’m asking is can you put a little more color on the type and size of expenses that would be necessary to fulfill that kind of contract? Because you are looking at a $22 per megawatt hour uplift on maybe 6 million megawatt hours. So, I’m trying to figure where $30 or $40 million go?

Bruce Williamson - Dynegy Inc. - Chairman and CEO

Well, you have to provide a variety of — it’s around the clock load following service in effect. And so we’ve wanted to factor into the bidding process what people would have to pay to acquire the transmission and the flexibility and congestion and management and all of those potential things. I would add that I think that our Midwest fleet, because it was actually at one time part of an integrated utility, is very well-positioned in the midwest to be able to serve that load. So I’m hopeful that Eric and his team will be able to deliver that power to Ameren and not have, call it, a full cost of delivery. But at this point, what we factored into the 8-K was an assumption that all of the costs are in effect at market values or they are bought at market values in effect.

Craig Shere – Caylon Securities - Analyst

I see. So, there is potential upside versus the guidance provided in that 8-K?

Bruce Williamson - Dynegy Inc. - Chairman and CEO

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Nov. 08. 2006 / 9:00AM ET, DYN - Q3 2006 Dynegy Inc. Earnings Conference Call

Well, I’m going to look at my commercial head and tell him that I think that there is and he’s looking back at me and not looking away, so I’m assuming that there could be.

Craig Shere - Caylon Securities - Analyst

Okay. Thank you.

Bruce Williamson - Dynegy Inc. - Chairman and CEO

Okay. Thank you all for your time this morning. I look forward to seeing some of you in Boston and later that same week in New York at Craig’s Calyon conference. I also look forward to talking with all of you again on December 13 when we introduce our 2007 cash flow and earnings estimates.

Operator

This concludes today’s call. Thank you for participating.

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the statements concerning expectations relating to Dynegy’s proposed combination with LS Power, including benefits of the proposed combination, expected synergies and anticipated future financial operating performance and results including expected benefits to the common stockholders, future benefits of our liability management activities, and Dynegy’s estimated financial results for 2006. Historically, Dynegy’s performance has deviated, in some cases materially, from its cash flow and earnings estimates, and Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. While Dynegy would expect to update these estimates on a quarterly basis, it does not intend to update these estimates during any quarter because definitive information regarding its quarterly financial results is not available until after the books for the quarter have been closed. Accordingly, Dynegy expects to provide updates only after it has closed the books and reported the results for a particular quarter, or otherwise as may be required by applicable law.

Some of the key factors that could cause actual results to vary materially from those estimated, expected or implied include: changes in commodity prices, particularly for power and natural gas; the effects of competition and weather on the demand for Dynegy’s products and services; the impact of Dynegy’s short-term commercial strategy; the availability, ability to consummate, and effects of growth opportunities for Dynegy’s power generation business; obtaining shareholder and regulatory approvals required for the LS Power combination; ability to integrate the operations of Dynegy and LS Power; the condition of the capital markets generally and Dynegy’s ability to access the capital markets as and when needed; operational factors affecting Dynegy’s assets, including safety efforts, scheduled maintenance and blackouts or other unscheduled outages; Dynegy’s ability to transport and maintain fuel inventories, including coal and fuel oil; Dynegy’s remediation efforts regarding its existing material weaknesses; Dynegy’s ability to fund the projects mandated by the Baldwin consent decree; uncertainties regarding environmental regulations, litigation and other legal or regulatory developments affecting Dynegy’s businesses, including litigation relating to the western power and natural gas markets; and Dynegy’s ability to successfully complete its exit from the Customer Risk Management business and fund the costs associated with this exit. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended Dec. 31, 2005, as amended, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006 and its Current Reports, which are available free of charge on the SEC’s web site at http://www.sec.gov. Dynegy expressly disclaims any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date of this release, except as otherwise required by applicable law.

WHERE YOU CAN FIND MORE INFORMATION

Dynegy will file a proxy statement/prospectus with the SEC in connection with the previously announced proposed merger with LS Power. Investors and security holders are urged to carefully read the important information contained in the materials regarding the proposed transaction when it becomes available. Investors and security holders will be able to obtain a copy of the proxy statement/prospectus and other relevant documents, free of charge, at the SEC’s web site at http://www.sec.gov. Copies of the proxy statement/prospectus may also be obtained by writing Dynegy Inc. Investor Relations, 1000 Louisiana Street, Suite 5800, Houston, Texas 77002 or by calling 713-507-6466.

Dynegy, LS Power and their respective directors, executive officers, partners and other members of management and employees may be deemed to be participants in the solicitation of proxies from Dynegy’s shareholders with respect to the proposed transaction. Information regarding Dynegy’s directors and executive officers is available in the company’s proxy statement for its 2006 Annual Meeting of Shareholders, dated April 3, 2006. Additional information regarding the interests of such potential participants will be included in the forthcoming proxy statement/prospectus and other relevant documents filed with the SEC when they become available.

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In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

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